CADENCE DESIGN SYSTEMS, INC. OMNIBUS EQUITY INCENTIVE PLAN

This Omnibus Equity Incentive Plan (the “Plan”) of Cadence Design Systems, Inc., a Delaware corporation (the “Company”), amends and restates in its entirety the Plan. Following the Effective Date, no additional Awards shall be granted under the prior plans that have been consolidated into the Plan (the “Prior Plans”), and all outstanding Awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans with respect to which such Awards were originally granted and the Shares issuable under such Awards shall be issued from such Prior Plans. All Awards granted subsequent to the Effective Date shall be subject to the terms of this Plan.
1.Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and its Affiliates, and to promote the success of the Company’s business.
2.Definitions. As used herein, the following definitions shall apply:
(a)“Affiliate” shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(b)“Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
(c)“Award” shall mean any right granted under the Plan, including an Option, an award of Incentive Stock or a Restricted Stock Unit.
(d)“Award Agreement” means a written agreement between the Company and a holder of an Award, or other instrument, evidencing the terms and conditions of an individual Award grant, including through electronic medium. Each Award Agreement shall be subject to the terms and conditions of the Plan.
(e)“Board” shall mean the Committee, if one has been appointed, or the Board of Directors, if no Committee is appointed.
(f)“Board of Directors” shall mean the Board of Directors of the Company.
(g)“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
(h)“Committee” shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.
(i)“Common Stock” shall mean the common stock of the Company.
(j)“Company” shall mean Cadence Design Systems, Inc., a Delaware corporation.
(k) “Consultant” shall mean any consultant, independent contractor or adviser rendering services to the Company or an Affiliate (provided that such person renders bona fide services not in connection with the offering and sale of securities in capital raising transactions); provided, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act. The term “Consultant” shall not include non-employee members of the Board of Directors.
(l)“Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service, whether as an Employee or Consultant. The Board shall determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of: (i) any approved leave of absence, including sick leave, military leave or any other personal leave; or
(ii) transfers between the Company, Affiliates or their successors. Continuous Status as an Employee or Consultant shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Affiliate, provided that there is no interruption or termination thereof.
(m)“Effective Date” shall mean May 6, 2014.
(n)“Employee” shall mean any person, including officers and directors, providing services as an employee to the Company or any Affiliate. The payment of a director’s fee or other compensation paid solely on account of service as a director by the Company shall not be sufficient to constitute “employment” by the Company.
(o)“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(p)“Fair Market Value” means the closing price of the Common Stock on such date, as reported on the Nasdaq Global Select Market or such other primary national exchange on which the Common Stock is listed. In the event the Common Stock is not listed on an exchange as described in the previous sentence, Fair Market Value with respect to any relevant date shall be determined in good faith by the Board.
(q)“Incentive Stock” means shares of Common Stock granted to a Participant pursuant to Section 10 hereof.
(r)“Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(s)“Nonstatutory Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(t)“Option” shall mean a stock option granted pursuant to the Plan, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, at the discretion of the Board and as reflected in the terms of the applicable Award Agreement.

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(u)“Optioned Stock” shall mean the Common Stock subject to an Option.
(v)“Parent” shall mean a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(w)“Participant” shall mean an Employee or Consultant who receives an Award.

(x)“Performance Criteria” may consist of any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, segment or Affiliate, either individually, alternatively or in any combination, and measured over a performance period determined by the Board, on an absolute basis or relative to a pre-established target, or compared to previous results or to a designated comparison group, in each case as specified by the Board in an Award (and in each case on a GAAP or non-GAAP basis, if applicable): (a) cash flow (including measures of operating or free cash flow), (b) earnings per share (diluted or basic), (c) earnings per share from continuing operations, (d) earnings (including but not limited to earnings before interest, taxes, depreciation and amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or revenue growth, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) customer loyalty or satisfaction as measured by a customer loyalty or satisfaction index determined by an independent consultant or expert in measuring such matters, (q) return on investment, (r) stock price, (s) market capitalization, (t) cash from operations, (u) product innovation or release schedule, (v) capital expenditure, (w) working capital, (x) cost of capital, (y) cost reductions, (z) bookings and segments of bookings such as net product bookings, (aa) market penetration, (bb) technology development or proliferation or (cc) any other performance criteria selected by the Board whether or not listed herein.
(y)“Plan” shall mean this Omnibus Equity Incentive Plan, as amended from time to time.
(z)“Prior Plans” shall mean the Company’s Amended and Restated 1987 Stock Incentive Plan and the Company’s Amended and Restated 2000 Equity Incentive Plan (which includes reserved shares of Common Stock that are not subject to a grant or as to which an Award granted has been forfeited under the Company’s 1993 Nonstatutory Stock Incentive Plan, as amended, and the Company’s 1997 Nonstatutory Stock Incentive Plan, as amended).
(aa)“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 10 hereof pursuant to which shares of Common Stock or cash in lieu thereof may be issued in the future.
(aa) “Rule 16b-3” shall mean Rule 16b-3 of the Exchange Act, or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(bb) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(cc) “Share” shall mean a share of Common Stock, as may be adjusted in accordance with Section 12 of the Plan.
(dd) “Subsidiary” shall mean a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ee) “Substitute Award” shall mean an Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.
3.Stock Subject to the Plan.
(a)Share Reserve. Subject to the provisions of Sections 3(b) and 12 of the Plan, the number of Shares reserved for issuance under the Plan is (i) from and as of the Effective Date, 14,866,116 Shares, comprised of Shares reserved for issuance under the Prior Plans that were not subject to a grant as of the Effective Date, plus (ii) from and as of May 14, 2015, an additional 7,500,000 Shares reserved for issuance pursuant to an amendment to the Plan as of May 14, 2015, plus (iii) from and as of May 5, 2016, an additional 6,000,000 Shares reserved for issuance pursuant to an amendment and restatement to the Plan as of May 5, 2016, plus (iv) from and as of May 4, 2017, an additional 6,500,000 Shares reserved for issuance pursuant to an amendment and restatement to the Plan as of May 4, 2017, plus (v) from and as of May 3, 2018, an additional 2,000,000 Shares reserved for issuance pursuant to an amendment to the Plan as of May 3, 2018, plus (vi) from and as of May 2, 2019, an additional 4,000,000 Shares reserved for issuance pursuant to an amendment to the Plan as of May 2, 2019, plus (vii) from and as of April 30, 2020, an additional 9,000,000 Shares reserved for issuance pursuant to an amendment to the Plan as of April 30, 2020, plus (viii) from and as of May 4, 2023, an additional 6,500,000 Shares reserved for issuance pursuant to an amendment to the Plan as of May 4, 2023, plus (ix) the number of Shares that are subject to outstanding Awards granted under the Prior Plans that have been forfeited or terminated and revert and become available for issuance under the Plan.
(b)Reversion of Shares to the Share Reserve. If any Award under the Plan or the Prior Plans shall for any reason expire or otherwise terminate, in whole or in part, without having vested or been exercised in full, the shares of Common Stock not acquired under such Award shall revert to and again become available for issuance under the Plan. If the Company repurchases any unvested Shares acquired pursuant to an Award under the Plan or the Prior Plans, such repurchased Shares shall revert to and again become available for issuance under the Plan. Additionally, Shares subject to an Award under the Plan or the Prior Plans may not again be made available for issuance under the Plan if such shares are: (i) shares used to pay the exercise price of an Option, (ii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iii) shares repurchased on the open market with the proceeds of an Option exercise. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Further, the payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.
(c)Source of Shares. Shares issued under the Plan may be authorized, but unissued or reacquired Common Stock.

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(d)Plan Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,216,702, which number shall be calculated and adjusted pursuant to Section 12. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed the number of shares reserved for issuance under the Plan on and after May 4, 2023 set forth in Section 3(a), which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.
(e)Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Board deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the maximum aggregate number of Shares available for issuance under the Plan pursuant to Section 3(d), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or any of its Subsidiaries or with which the Company or any Subsidiary combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for issuance under the Plan pursuant to Section 3(d).
4.Administration of the Plan.
(a)Procedure. The Plan shall be administered by the Board of Directors. The Board of Directors may appoint a Committee consisting of one or more members of the Board of Directors, to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. In such event, any references in the Plan to the Board of Directors shall be deemed to refer to the Committee. To the extent required to satisfy the requirements of Rule 16b-3, the Committee shall consist of two or more “Non-Employee Directors” (as defined under Rule 16b-3). Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. Unless and until otherwise determined by the Board of Directors, the Compensation Committee of the Board of Directors shall be the “Committee” hereunder. From time to time the Board of Directors may increase or decrease the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused and remove all members of the Committee, and thereafter directly administer the Plan. Notwithstanding anything in this Section 4 to the contrary, at any time the Board of Directors or the Committee may delegate to a committee of one or more members of the Board of Directors the authority to grant Awards to all Employees and Consultants or any portion or class thereof, to the extent consistent with Applicable Law. In addition, the Board of Directors or the Committee may by resolution authorize one or more persons or bodies (collectively the “Delegate”), which may include officers of the Company, to grant Awards to Employees or Consultants, to the extent permitted by Applicable Law, and perform any or all tasks that the Board is authorized and empowered to do or perform under the Plan, to the extent permitted by Applicable Law, and for all purposes under the Plan, each such Delegate shall be treated as the Board; provided, however, that the resolution so authorizing each such Delegate shall specify the maximum number of Shares such Delegate may award pursuant to such delegated authority and such Delegate may not grant an Award to himself or herself, the time period during which such Awards may be granted, any such Award shall be subject to the form of Award Agreement theretofore approved by the Board of Directors or the Committee (unless otherwise provided in the resolution approving such delegated authority), and that any such delegation shall be subject to such further limitations set forth under Sections 152 and 157(c) of the Delaware General Corporation Law, as may be amended from time to time, as applicable; provided, further that no such person or body shall designate himself or herself, or designate any executive officer (that is, an officer within the meaning of Section 16 of the Exchange Act) or member of the Board of Directors, as a recipient of any Awards granted under authority delegated to such person or body.
(b)Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Awards under the Plan; (ii) to determine the exercise, sales or purchase price per share of Awards to be granted, which price shall be determined in accordance with Sections 8(a) and 10(c) of the Plan, as applicable; (iii) to determine the Employees or Consultants to whom, and the time or times at which, Awards shall be granted, the number of Shares to be represented by each Award, and the terms of such Awards; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Award granted (which need not be identical) in accordance with the Plan, and, with the consent of the holder thereof with respect to any adverse change, modify or amend each Award; (vii) to accelerate or defer (the latter with the consent of the Participant) the exercise date and vesting of any Award; (viii) to adopt any sub-plan to the Plan or establish any special provision for grants of Awards to Participants residing outside the United States (or subject to the laws of a jurisdiction outside of the United States) to facilitate compliance with tax, securities or other non-U.S. legal requirements or to provide favorable tax treatment for Awards; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(c)Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.
5.Eligibility. Awards may be granted only to Employees or Consultants. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted an additional Award.
Incentive Stock Options may only be granted to Employees. The aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any

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calendar year (under the Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000. To the extent that the grant of an Option exceeds this limit, the portion of the Option that exceeds such limit shall be treated as a Nonstatutory Stock Option.
The Plan shall not confer upon any Participant any right with respect to continuation of employment or consultancy by the Company or any Affiliate, as applicable, nor shall it interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right, as applicable, to terminate the Participant’s employment at any time or the Participant’s consultancy pursuant to the terms of the Consultant’s agreement with the Company or any Affiliate.
6.Term of the Plan. The Board of Directors approved the Plan on February 5, 2014. The Plan shall become effective upon approval by the stockholders of the Company. Subject to approval of the stockholders of the Company, the Plan, as may be amended from time to time, shall continue in effect until April 30, 2030 unless sooner terminated under Section 14 hereof.
7.Term of Option; Vesting Provisions.
(a)Option Term. The term of each Option shall be seven (7) years from the date of grant thereof or such shorter term as may be provided in the applicable Award Agreement. However, in the case of an Incentive Stock Option granted to an Employee who, immediately before the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in the applicable Award Agreement.
(b)Vesting Provisions. The terms on which each Option shall vest shall be determined by the Board in its discretion, and shall be set forth in the Award Agreement relating to each such Option. Without limiting the discretion of the Board, vesting provisions may include time-based vesting or vesting based on achievement of Performance Criteria or other criteria. The provisions of this
Section 7(b) are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.
8.Option Exercise Price and Consideration.
(a)Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be no less than 100% of the Fair Market Value per Share on the date of grant.
(i)Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, immediately before the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
(ii)Notwithstanding the provisions of this Section 8(a), an Option (whether an Incentive Stock Option or Nonstatutory Stock Option) that is a Substitute Award may be granted with an exercise price lower than set forth in this Section 8(a) if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
(b)Consideration. Subject to Applicable Law, the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, the withholding of shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant upon the exercise of the Option having a Fair Market Value equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares as may be determined by the Board. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.
(c)No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company shall not, without stockholder approval, (i) reduce the exercise price of any Option,
(ii) exchange any Option for cash, another Award or a new Option with a lower exercise price, or (iii) otherwise directly or indirectly reprice any Option.
9.Exercise of Options.
(a)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including Performance Criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of the Plan.
An Option may not be exercised for a fraction of a Share.
An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.
Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

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(b)Termination of Status as an Employee or Consultant. If a Participant ceases to serve as an Employee or Consultant for any reason other than death or disability, the Participant may, but only within such period of time ending on the earlier of (i) three (3) months (or such other period of time as is determined by the Board) after the date the Participant ceases to be an Employee or Consultant or
(ii) the expiration of the term of the Option, exercise the Option to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or if the Participant does not exercise such Option (which the Participant was entitled to exercise) within the time specified herein, the Option shall terminate.
(c)Extension of Termination Date. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Service as an Employee or Consultant (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate three (3) months after the first date when the issuance of such Shares would not violate such registration requirements under the Securities Act.
(d)Death of Participant. In the event of the death of a Participant during the term of the Option who is at the time of the Participant’s death an Employee or Consultant and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised at any time within the period of time ending on the earlier of (i) twelve (12) months (or such other period of time as is determined by the Board) following the date of death or (ii) the expiration of the term of the Option, by the Participant’s designated beneficiary (provided, that the Board has permitted the designation of a beneficiary), estate or by a person who acquired the right to exercise the Option by bequest or inheritance, to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or if the Option is not exercised (to the extent the Participant was entitled to exercise) within the time specified herein, the Option shall terminate.
(e)Disability of Participant. In the event of the disability of a Participant during the term of the Option who is at the time of his or her disability an Employee or Consultant and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Participant (or the Participant’s legal guardian or conservator) may, but only within the period of time ending on the earlier of (i) twelve (12) months (or such other period of time as is determined by the Board) after the date the Participant ceases to be an Employee or Consultant on account of such disability or (ii) the expiration of the term of the Option, exercise the Option to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or if the Participant does not exercise such Option (which the Participant was entitled to exercise) within the time specified herein, the Option shall terminate.
10.Incentive Stock and Restricted Stock Units.
(a)General. Incentive Stock is an award or issuance of shares of Common Stock under the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as the Board deems appropriate. Restricted Stock Units are awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or Performance Criteria) and terms as the Board deems appropriate. Unless determined otherwise by the Board, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or, if specified in an Award Agreement, payment of an amount of cash determined with reference to the value of Shares. The grant, vesting or retention of an Incentive Stock and/or Restricted Stock Unit Award may be based on one or more Performance Criteria selected by the Board, or any other criteria deemed appropriate by the Board.
(b)Award Agreements. Each Award Agreement related to Incentive Stock or Restricted Stock Units shall contain provisions regarding
(i)the number of shares of Common Stock subject to such award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the Performance Criteria, if any, and level of achievement of these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Board, (v) restrictions on the transferability of the Shares, and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined from time to time by the Board. Shares of Incentive Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Board may provide.
(c)Sales Price. Subject to the requirements of Applicable Law, the Board shall determine the price, if any, at which shares of Incentive Stock or Shares underlying Restricted Stock Units shall be sold or awarded to a Participant, which price may vary from time to time and among Participants and which may be above or below the Fair Market Value of such shares at the date of grant or issuance.
(d)Share Vesting. The grant, issuance, retention and/or vesting of shares of Incentive Stock and Restricted Stock Units, as applicable, shall be at such time and in such installments as determined by the Board. The Board shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares of Incentive Stock and Restricted Stock Units subject to continued service, passage of time and/or such Performance Criteria as deemed appropriate by the Board; provided that, in no event shall an award of Incentive Stock or Restricted Stock Units granted to an executive officer (that is, an officer within the meaning of
Section 16 of the Exchange Act) vest sooner than (i) three (3) years after the date of grant, if the vesting of the Incentive Stock or Restricted Stock Units is based solely on Continuous Status as an Employee or Consultant and the grant of Incentive Stock or Restricted Stock Units is not a form of payment of earned incentive compensation or other performance-based compensation, provided, however, that notwithstanding the foregoing vesting limitations, shares of Incentive Stock and awards of Restricted Stock Units vesting under this clause (i) may vest in installments so long as the vesting schedule, at any point in time, is not more favorable than what would be vested under a monthly pro rata installment schedule (i.e., 1/36 per month for 3 years), or one (1) year

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after the date of grant, if the vesting of Incentive Stock or Restricted Stock Units is subject to the achievement of Performance Criteria.
Notwithstanding the foregoing, the Board may accelerate vesting (in an Award Agreement or otherwise) of any Award in the event of a Participant’s termination of service as an Employee or Consultant, a Change in Control or other similar event.
(e)Transferability. Shares of Incentive Stock and Restricted Stock Units shall be transferable by the Participant only upon such terms and conditions as are set forth in the applicable Award Agreement, as the Board shall determine in its discretion, so long as the Incentive Stock or Restricted Stock Units, as applicable, awarded under the Award Agreement remain subject to the terms of the Award Agreement.
(f)Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under an award of Incentive Stock or Restricted Stock Units, as applicable, on account of either financial performance or personal performance evaluations may be reduced by the Board on the basis of such further considerations as the Board shall determine. In addition, the Board may appropriately adjust any evaluation of performance under any Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any unusual or infrequently occurring items as described in Financial Accounting Standards Board Accounting Standards Update and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.
(g)Voting Rights. Unless otherwise determined by the Board, Participants holding shares of Incentive Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. With respect to Shares underlying Restricted Stock Units, Participants shall have no voting rights unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.
(h)Dividends and Distributions. Participants in whose name an Award of Incentive Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying such Award, unless determined otherwise by the Board. Participants in whose name an Award of Restricted Stock Units is granted shall not be entitled to receive dividends or other distributions paid with respect to the Shares underlying such Award, unless determined otherwise by the Board. The Board will determine whether any such dividends or distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash shall be subject to the same restrictions and vesting conditions as the Award with respect to which they were distributed. Notwithstanding anything herein to the contrary, in no event shall dividends or dividend equivalents be currently payable with respect to unvested or unearned Awards subject to Performance Criteria.
11.Non-Transferability of Awards. Except as otherwise expressly provided in the terms of the applicable Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant or the Participant’s legal representative. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a beneficiary, legal guardian, legal representative or other third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Award, subject to all terms and conditions of the Plan and the applicable Award Agreement.
12.Adjustments upon Changes in Capitalization or Change in Control. The number and class of Shares covered by each outstanding Award, and the number and class of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation, expiration, forfeiture or other termination of an Award, as well as the price per Share covered by each such outstanding Award and any applicable performance measures, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, spin-off, recapitalization, combination of shares, reclassification of shares or other similar change in capitalization, the payment of any dividend or distribution (other than a normal cash dividend), including any stock dividend, with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Such adjustment shall be designed to comply with Section 409A and 424 of the Code or, except as otherwise expressly provided in Section 3(d) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders.
For purposes of the Plan, a “Change in Control” shall be deemed to occur upon the consummation of any one of the following events: (a) a sale of all or substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least 50% of the voting securities of the controlling acquiring corporation); (c) a merger or consolidation in which the Company is the surviving corporation and less than 50% of the voting securities of the Company that are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (d) any transaction or series of related transactions after which any person (as such term is defined in Section 13(d)(3) of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner of voting securities of the Company representing 40% or more of the combined voting power of all of the voting securities of the Company; (e) during any period of two consecutive years, individuals who at the beginning of such period constitute the membership of

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the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board of Directors are entitled to cast, unless the election, or the nomination for election by the Company’s stockholders, of a new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the Incumbent Directors, in which case such director shall also be treated as an Incumbent Director in the future; or (f) the liquidation or dissolution of the Company. The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto.
In the event of a Change in Control, then: (a) any surviving or acquiring corporation shall assume Awards outstanding under the Plan or shall substitute similar awards (including an option to acquire the same consideration paid to stockholders in the transaction described in this Section 12 for those outstanding Options under the Plan), or (b) in the event any surviving or acquiring corporation refuses to assume such Awards or to substitute similar awards for those outstanding under the Plan, (i) with respect to Awards held by persons then performing services as Employees or Consultants, the vesting of such Awards and the time during which such Awards may be exercised shall be accelerated prior to such event and the Awards terminated if not exercised after such acceleration and at or prior to such event, and (ii) with respect to any other Options outstanding under the Plan, such Options shall be terminated if not exercised prior to such event.
13.Miscellaneous.
(a)Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest. If the Board, at its sole discretion, permits acceleration as to all or any part of an Option, the aggregate Fair Market Value (determined at the time Award is granted) of stock with respect to which Incentive Stock Options first become exercisable in any year cannot exceed
$100,000. Any remaining accelerated Incentive Stock Options shall be treated as Nonstatutory Stock Options.
(b)Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Board may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by an Participant of any Shares issued under an Award, including without limitation
(i)restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
(c)Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until such Participant has satisfied all requirements for exercise and/or vesting of the Award pursuant to its terms and said Shares have been issued to the Participant.
(d)Investment Assurances. The Company may require a Participant, as a condition to exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon exercise of the Option or acquisition of Common Stock under the Plan has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock represented thereby.
(e)Withholding Obligations. To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state, local or foreign income, social insurance, payment on account or other tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company or any Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the Award, provided, however, that no shares of Common Stock are withheld with a Fair Market Value exceeding the maximum amount of tax required to be withheld by law; (iii) delivering to the Company owned and unencumbered shares of Common Stock having an aggregate Fair Market Value sufficient to satisfy the amount of tax required to be withheld by law; or (iv) entering into a broker-sell arrangement whereby a certain number of shares of Common Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due; provided, that the number of Shares withheld shall be determined using rates up to, but not exceeding, the maximum tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined. The Company shall have no obligation to issue Shares subject to an Award unless and until such obligations are satisfied.
14.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board may at any time terminate the Plan or amend the Plan from time to time in such respects as the Board may deem advisable; provided, however, that no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy any listing requirements of any securities exchange or national market system on which the Common Stock is traded or any other Applicable Law.
(b)Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not adversely affect Awards already granted and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless

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mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company.
15.Conditions Upon Issuance of Shares. The Board shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares issued pursuant to an Award, unless and until the Board has determined that the issuance of such Shares is in compliance with all Applicable Law, , including without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange or national market system upon which the Shares may then be listed, foreign securities and exchange control laws, and which shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Board may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.
16.Liability of Company. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or other persons as to:
(a)The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; or
(b)Any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.
17.Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
18.Award Agreement. All Awards shall be evidenced by written award agreements in such form as the Board shall approve.
19.Choice of Law. The law of the State of Delaware, without regard to its conflict of laws rules, shall govern all questions concerning the construction, validity and interpretation of the Plan.
20.Section 409A. It is intended that any Award issued to U.S. taxpayers pursuant to this Plan and any Award Agreement shall be structured to comply with, or be exempt from, Section 409A of the Code, and all provisions of the Plan and each Award Agreement or other written document establishing the terms and conditions of an Award are to be interpreted and administered in a manner consistent with these intentions and the requirements for avoiding taxes or penalties under Section 409A of the Code.. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan and any Award Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment. Notwithstanding any other provision in this Plan, unless otherwise provided by the Board in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “disability” pursuant to Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.
21.Required Delay in Payment on Account of a Separation from Service. Notwithstanding any other provision in this Plan, any Award agreement or any other written document establishing the terms and conditions of an Award, if any Award recipient is a “specified employee” (as defined in Treasury Regulations Section 1.409A-1(i)), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Section 409A of the Code), then, to the extent required by Treasury Regulations Section 1.409A-3(i)(2), any payment made to the Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service or, if earlier, the date of the Award recipient’s death. The Board may elect any of the methods of applying this rule that are permitted under Treasury Regulations Section 1.409A-3(i)(2)(ii). Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
22.Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (a) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the shares of Common Stock is listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and (b) under the terms of the Company’s clawback policy, as may be amended from time to time.

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23.Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
24.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule.
25.Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any of its Affiliates.
26.Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any of its Affiliates, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
27.Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

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